Exhibit (a)(9)

THE AB PORTFOLIOS

AMENDMENT NO. 8 TO AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of The AB Portfolios, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Agreement and Declaration of Trust dated March 26, 1987, as amended (the “Declaration of Trust”), do hereby amend the Declaration of Trust for the purposes of (i) authorizing, establishing and designating Class Z Shares to be offered by the various Series of the Trust and (ii) changing the name of “AB Conservative Wealth Strategy” to “AB Sustainable Thematic Balanced Portfolio”.

FIRST: Amend Article III, Section 1 of the Declaration of Trust by striking out the last sentence thereof and inserting in lieu thereof the following:

Section 1. Without limiting the authority of the Trustees set forth in this Section 1, each of the following Series and classes shall be, and is hereby, established and designated: (a) AB Growth Fund, AB All Market Total Return Portfolio, AB Wealth Appreciation Strategy, and AB Sustainable Thematic Balanced Portfolio, the Shares of which shall be divided into eight separate Classes, designated Class A, Class C, Class R, Class K, Class I, Class T, Class Z and Advisor Class; and (b) AB Tax-Managed All Market Income Portfolio and AB Tax-Managed Wealth Appreciation Strategy, the Shares of which shall be divided into five separate Classes, designated Class A, Class C, Class T, Class Z and Advisor Class; which each such Series may issue from time to time, shall be, and are hereby, established and designated, which classes shall have the respective rights and preferences as may be determined from time to time by the Trustees.

This instrument shall become effective on December 1, 2021. This instrument may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.

/s/ Jorge A. Bermudez	Date: 11-22-21
Jorge A. Bermudez

/s/ Michael J. Downey	Date: 11-12-21
Michael J. Downey

/s/ Onur Erzan	Date: 11-12-21
Onur Erzan

/s/ Nancy P. Jacklin	Date: 11-11-21
Nancy P. Jacklin

/s/ Jeanette W. Loeb	Date: 11-12-21
Jeanette W. Loeb

/s/ Carol C. McMullen	Date: 11-14-21
Carol C. McMullen

/s/ Garry L. Moody	Date: 11-11-21
Garry L. Moody

/s/ Marshall C. Turner, Jr.	Date: 11-12-21
Marshall C. Turner, Jr.

/s/ Earl D. Weiner	Date: 11-23-21
Earl D. Weiner